UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to Section 240.14a-12
SCM MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SCM MICROSYSTEMS, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
July 1, 2008

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of SCM Microsystems, Inc., a Delaware corporation, will be held on July 1, 2008, at 10:00 a.m., local time, at our U.S. office, 41740 Christy Street, Fremont, California 94538, for the following purposes:

1. To elect three Class I directors to serve until the expiration of the term of the Class I directors or until their respective successors are duly elected and qualified or until they are removed or resign;

2. To ratify the appointment of Deloitte & Touche as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. All stockholders of SCM Microsystems, Inc. are cordially invited to attend the 2008 Annual Meeting of Stockholders in person. Only stockholders of record at the close of business on May 2, 2008 (the “Record Date”) are entitled to notice of and to vote at the 2008 Annual Meeting of Stockholders and any adjournments thereof. To assure your representation at the Annual Meeting, stockholders of record as of the Record Date are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage pre-paid envelope enclosed for that purpose. Any stockholder of record as of the Record Date attending the 2008 Annual Meeting of Stockholders in person may vote in person even if such stockholder previously returned a proxy. If you own shares through a broker, and you wish to attend and vote in person at the meeting, you must obtain from your broker a proxy issued in your name.

Sincerely,

SCM MICROSYSTEMS, INC.

Stephan Rohaly
Secretary

Fremont, California
April 29, 2008

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SCM MICROSYSTEMS, INC. 2008 ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF STOCKHOLDERS AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY

SCM MICROSYSTEMS, INC.

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS
July 1, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING
CORPORATE GOVERNANCE
SCM MICROSYSTEMS’ BOARD OF DIRECTORS
PROPOSAL ONE: ELECTION OF CLASS I DIRECTORS
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PRINCIPAL ACCOUNTING FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of SCM Microsystems, Inc. (“SCM”, “SCM Microsystems”, the “Company”, “we” or “us”) is furnishing this proxy statement to you in connection with our solicitation of proxies for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 1, 2008, at 10:00 a.m., local time, at our U.S. office, located at 41740 Christy Street, Fremont, California 94538, or any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying notice of our 2008 Annual Meeting of Stockholders.

These proxy solicitation materials are being mailed on or about May 6, 2008 to all SCM Microsystems stockholders entitled to notice of and to vote at the Annual Meeting.

Record Date

Our Board of Directors has fixed the close of business on May 2, 2008 as the record date (“Record Date”) for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Shares Outstanding

As of April 15, 2008, we had issued and outstanding 15,743,515 shares of common stock, par value $0.001 per share. The Company’s common stock is listed on the NASDAQ Global Market, which is referred to in this proxy statement as “NASDAQ”. For information regarding holders of more than 5% of the outstanding common stock and the security ownership by management, see “Securities Ownership of Certain Beneficial Owners and Management.”

Voting Rights

Each stockholder of record on the Record Date will be entitled to one vote per share of common stock held on the Record Date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the Annual Meeting. The election of directors shall be determined by a plurality of the votes cast: each stockholder will be entitled to vote for up to three nominees to our Board of Directors, and the three nominees with the greatest number of votes will be elected to the Board of Directors. All other matters shall be determined by a majority of the votes cast, except as otherwise required by law. No stockholder will be entitled to cumulate votes at the Annual Meeting for the election of any members of our Board of Directors.

Voting Procedures

You may vote by mail, by telephone, over the Internet or in person at the meeting.

Voting by Mail.  By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.  To vote by telephone, please follow the instructions included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.  To vote over the Internet, please follow the instructions included with your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person.  If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, that is, you hold a share certificate, you are considered the shareholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares. Contact your broker or other record holder of the shares for assistance if this applies to you.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is one-third (1/3) of the shares of our common stock issued and outstanding as of the Record Date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the Annual Meeting will be treated as being present at the Annual Meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the Annual Meeting (the “Votes Cast”) with respect to any such matter.

Abstentions will be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders at the Annual Meeting. Consequently, votes “AGAINST” and “WITHHELD” and abstentions will have no effect on the election of the Class I directors and will be counted as votes against the proposals to ratify the appointment of our independent registered public accountants.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. “Broker non-votes” include shares for which a bank, broker or other nominee holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record owners of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote the uninstructed shares on non-routine matters. Both proposals to be voted on at the Annual Meeting are routine matters.

Vote Required

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Each other item to be voted on at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, officers or regular employees without additional compensation.

Additional Copies of the Proxy Statement

Typically, registered shareholders sharing an address will receive only one copy of our annual report and proxy statement. Each shareholder, however, will continue to receive individual proxy cards or voting instruction forms. If you are a registered shareholder and have received only one copy of the proxy statement and annual report in your household, but wish to receive additional copies, we will deliver multiple copies for some or all accounts upon your request, either by calling SCM Microsystems at +1 510-249-4881, emailing us at ir@scmmicro.com or writing to us at SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations. Similarly, in the future, if you wish to receive separate copies of annual reports and proxy statements, you may call or write us at the above address to advise us of your request. Further, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may call or write us at the above address to request consolidation of these materials into a single mailing. Please note that if you are not a registered shareholder and your shares are held by a broker or bank, you must contact your bank or broker to request multiple copies or consolidation of proxy materials. In addition, copies of our SEC filings and certain other submissions are made available free of charge on the Investor Relations page of our website at www.scmmicro.com as soon as practicable after electronically filing or furnishing these documents with the SEC.

Copies of the 10-K

Copies of our Annual Report on Form 10-K are available free of charge both on our website at www.scmmicro.com and by request. You may request a 10-K by calling SCM Microsystems at +1 510-249-4881, emailing us at ir@scmmicro.com or writing to us at SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations.

Revocability of Proxies

Your proxy is revocable at any time before it is voted at the Annual Meeting either by delivering to us a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you have executed and returned a proxy and are present in person at the Annual Meeting and wish to vote at the Annual Meeting, you may elect to do so by notifying the Inspector of Elections, thereby suspending the power of the proxy holders to vote the proxy previously delivered by you. Attendance at the Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

Stockholder Proposals for 2009 Annual Meeting of Stockholders

We anticipate that our 2009 Annual Meeting of Stockholders will take place in late June 2009, more than thirty days from the date of the 2008 Annual Meeting, and that we will mail our proxy materials for the 2009 Annual Meeting of Stockholders in early May 2009. Therefore, Stockholder proposals that are intended to be presented by our stockholders at our 2009 Annual Meeting must be received by us no later than January 7, 2009, which is 120 days prior to our anticipated mailing date of May 6, 2009, in order to be considered for inclusion in the proxy statement and form of proxy relating to our 2009 Annual Meeting. Such proposals may be included in next year’s Proxy Statement if they comply with applicable requirements of Rule 14a-8 of Regulation 14A promulgated by the Securities and Exchange Commission and the Company’s Bylaws. If the Company is not notified of a stockholder proposal by March 22, 2009, then the proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote against the stockholder proposal.

CORPORATE GOVERNANCE

SCM and our Board of Directors, which is also referred to in this proxy statement as the “Board,” regularly review and evaluate SCM’s corporate governance practices. SCM’s corporate governance documents are posted on the investor relations page of our website at www.scmmicro.com.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that include, without limitation, guidelines relating to Board composition, director qualifications and selection process, director independence, Board committees and auditor independence. The Corporate Governance Guidelines are available on the Corporate Governance page within the Investor Relations section of our website at www.scmmicro.com. The Nominating Committee and the Board of Directors review the Corporate Governance Guidelines annually and the Board may amend the Corporate Governance Guidelines at any time.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer and any other principal accounting officer, and for the members of our Board of Directors. Our Code of Conduct and Ethics is posted on the Corporate Governance page within the Investor Relations section of our website, at www.scmmicro.com. The Board of Directors may amend the Code of Conduct and Ethics at any time and has the sole authority to approve any waiver of the Code of Conduct and Ethics relating to the activities of any of our senior financial officers, other executive officers and directors.

SCM MICROSYSTEMS’ BOARD OF DIRECTORS

Director Independence

Our Board of Directors has reviewed the independence of each of our directors and each director nominee and considered whether any director or nominee has had a material relationship with our company or our management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, our Board of Directors affirmatively determined that each non-employee director nominee and all of our non-employee directors are independent under the corporate governance standards of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the determination of independence of Dr. Hans Liebler, the Board of Directors considered Dr. Liebler’s relationship with the Company’s largest stockholder, Lincoln Vale European Partners, of which Dr. Liebler is a founder and member of the investment committee. The Board of Directors determined that such relationship would not compromise Dr. Liebler’s ability to exercise independent judgment in carrying out his duties and responsibilities. In agreeing to serve as a member of our Board of Directors, Dr. Liebler must act independently of Lincoln Vale European Partners in discharging his fiduciary duties to stockholders of the Company and also is obligated not to disclose to Lincoln Vale European Partners or use for his own benefit any confidential information that he may obtain during his service on the board. Dr. Liebler disclaims shared voting or dispositive power over any securities held by the fund.

Board of Directors Meetings

Our Board of Directors held four physical meetings and eight telephonic meetings in fiscal 2007. During 2007, we had four standing committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Strategy Committee. The Strategy Committee was dissolved in February 2008. Each current committee has a written charter which is available on the Corporate Governance page within the Investor Relations section of our website at www.scmmicro.com. All members of these committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees. Each of our directors attended at least 75% of the meetings of the Board of Directors and applicable committee meetings during fiscal 2007, except for Dr. Cubero, who attended 60% of the meetings held by the Board of Directors and applicable committees during the period in which he served as a Director. Dr. Cubero resigned from the Board effective November 9, 2007.

When necessary, our independent directors meet without SCM management present to address any issues they determine to be appropriate.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications between our stockholders and our Board of Directors, stockholders may communicate with the Board of Directors by sending an email to ir@scmmicro.com or by writing to the Board of Directors at the company headquarters of SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany, Attention: Investor Relations. The Investor Relations staff will forward such communication to the Board of Directors or to any individual director or directors to whom the communication is directed as applicable, if the communication is relevant to SCM’s business and financial operations, policies or corporate philosophy. If the communication is unduly hostile, threatening, illegal or similarly inappropriate, or advertisements, solicitations for periodicals or other subscriptions, and other similar communications are received, the Investor Relations staff has the authority to discard the communication or take appropriate legal action regarding the communication.

Committees of the Board of Directors

The Board of Directors currently has Audit, Compensation and Nominating Committees. Each committee has a written charter which is available on the Corporate Governance page within the Investor Relations section of our website at www.scmmicro.com. The Board may choose to amend its committee charters from time to time. All members of these committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees.

The following table sets forth the four standing committees and the members of each committee during the first three months of fiscal 2007:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Strategy Committee

Dr. Manuel Cubero		Member	Member
Dr. Hagen Hultzsch	Member		Member	Member
Steven Humphreys	Member	Chair	Chair	Chair
Werner Koepf				Member
Ng Poh Chuan	Member
Simon Turner	Chair	Member	Member	Member

Committee assignments changed in early April 2007. The following table sets forth the four standing committees and the members of each committee since April 2007:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Strategy Committee

Dr. Manuel Cubero		Member — resigned November 2007	Member — resigned November 2007
Dr. Hagen Hultzsch	Member	Chair		Member
Steven Humphreys	Member		Member	Chair
Werner Koepf		Member	Chair	Member
Dr. Hans Liebler*
Ng Poh Chuan	Member — Resigned April 2007
Simon Turner	Chair	Member	Member	Member

*	On April 23, 2008, Dr. Liebler was appointed to the Board of Directors, effective June 1, 2008.

Audit Committee.  The Audit Committee of our Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The Internal Audit and Sarbanes-Oxley Compliance personnel of the Company report directly to the Audit Committee. During fiscal 2007, the Audit Committee was comprised of Messrs. Hultzsch, Humphreys, Ng and Turner. Each of these directors is currently a member of the committee, except for Mr. Ng, who resigned from the committee and our Board of Directors in April 2007. Mr. Turner has served as Chairman of the Audit Committee since April 2004. Our Board of Directors has determined that each member of the Audit Committee during fiscal 2007 was an “independent director” within the standards of the Marketplace Rules of the NASDAQ Stock Market and the requirements set forth in Rule 10A-3(b)(1) under the Exchange Act. Our Board of Directors has further determined that at least two members of the Audit Committee, Steven Humphreys and Simon Turner, are “financial experts” as defined by Item 407(d)(5) of Regulation S-K in the Exchange Act. The Audit Committee held four physical meetings and three telephonic meetings during fiscal 2007.

In discharging its duties, our Audit Committee, among its other duties:

•	Recommends to the Board the selection of the independent auditors and their compensation, evaluates the independent auditors and, where appropriate, recommends the replacement of the independent auditors;

•	Meets with management and the independent auditors to review and discuss the annual financial statements and the report of the independent auditors thereon and, to the extent the independent auditors or management brings any such matters to the attention of the Audit Committee, to discuss significant issues encountered in the course of the audit work, if any, such as restrictions on the scope of activities or access to required information;

•	Meets quarterly with management and the independent auditors to review and discuss the quarterly financial statements;

•	Reviews significant changes to our accounting principles and practices proposed by the independent auditors or management;

•	Meets with management and the independent auditors to review and discuss reports on the adequacy and effectiveness of our internal controls;

•	Meets annually with management to review the risk assessment of the Company prepared by Management; and

•	Reviews all related party transactions and approved interested parties in such transactions.

See “Report of the Audit Committee of the Board of Directors” below for more information.

Compensation Committee.  The Compensation Committee has responsibility for and authority to (i) review and approve corporate goals and objectives relevant to chief executive officer compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and set the chief executive officer’s compensation level based on this evaluation; (ii) develop, review and approve compensation policies and practices applicable to the Company’s officers who are deemed to be “executive officers” of the Company for SEC reporting purposes, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition of benefits; (iii) make recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans; (iv) review the compensation and benefits offered to non-employee directors and recommend changes to the Board as appropriate; and (v) administer and evaluate the Company’s incentive, equity-based and other executive compensation programs, including approving guidelines, making grants and awards and establishing annual award levels for employee stock options, units, restricted shares and other incentive and equity-based awards under such programs, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating eligible participants and imposing limitations and conditions on grants or awards.

The Compensation Committee is authorized to delegate any portion of its authority to subcommittees. During the first three months of fiscal 2007, the Compensation Committee was comprised of Messrs. Cubero, Humphreys and Turner, and Mr. Humphreys served as the committee’s Chairman. Following a change in committee assignments, during the last nine months of fiscal 2007, the Compensation Committee included Messrs. Cubero, Hultzsch, Koepf and Turner. Each of these directors is currently a member of the committee, except for Dr. Cubero, who resigned from the committee and our Board of Directors in November 2007. Dr. Hultzsch has served as Chairman since April 2007. The Board of Directors has determined that each member of the Compensation Committee during fiscal 2007 was independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Compensation Committee held two physical meetings and one telephone meeting during fiscal 2007.

Nominating Committee.  The Nominating Committee assists in identifying individuals qualified to become members of the Board of Directors. During the first three months of fiscal 2007, the nominating Committee included Messrs. Cubero, Hultzsch, Humphreys and Turner, with Mr. Humphreys serving as Chairman. Following a change in committee assignments, during the last nine months of fiscal 2007 the Nominating Committee was comprised of Messrs. Cubero, Humphreys, Koepf and Turner and Mr. Koepf served as the committee’s Chairman. Each of these directors is currently a member of the committee, except for Dr. Cubero, who resigned from the committee and our Board of Directors in November 2007. The Board of Directors has determined that each of the members of the Nominating Committee during fiscal 2007 was independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Nominating Committee held two physical meetings during fiscal 2007.

Strategy Committee.  In February 2006, the Board of Directors appointed a Strategy Committee to consider possible strategic alternatives and opportunities. The Strategy Committee was dissolved in February 2008. During fiscal 2007, the Strategy Committee was comprised of Messrs. Hultzsch, Humphreys, Koepf and Turner. Mr. Humphreys served as the committee’s Chairman from February 2006 through February 2008. The Board of Directors has determined that during 2007, each member of the Strategy Committee was independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Strategy Committee met periodically in the course of Board of Director meetings during fiscal 2007.

Policy for Director Recommendations and Nominations

The primary role of the Nominating Committee is to develop and recommend to the Board criteria for identifying and evaluating director candidates and to establish a procedure for consideration of director candidates recommended by our stockholders. The Nominating Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, the Nominating Committee seeks to identify and evaluate potential candidates at meetings of the Nominating Committee, which can take place at any point during the year.

Candidates may come to the attention of the Board through current Board members, professional search firms, shareholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise. The Nominating Committee will consider candidates submitted by stockholders as nominees for election as Directors of the Company. Stockholders wishing to have the Nominating Committee consider a candidate should submit the name(s) and supporting information to Corporate Secretary, SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany and should include the following information: (a) all information relating to the candidate that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholder(s) making the recommendation and the number of shares of common stock that are owned beneficially and of record by the shareholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the candidate. Written notice of a nomination must be received by us within the timeframe described under “Stockholder Proposals for 2009 Annual Meeting of Stockholders” above.

As part of its selection process, the Nominating Committee may consider recommendations of director candidates with diverse backgrounds and experience who are expected to enhance the quality of the Board, serve stockholders’ long-term interests and contribute to our overall corporate goals. While the Nominating Committee has not established specific minimum criteria for candidates, the philosophy of the committee is that directors should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience and be committed to representing the long-term interests of our stockholders. Candidates must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. In evaluating candidates, the Nominating Committee may consider a candidate’s work experience related to our business, general professional experience and overall expected contributions to the Board of Directors in relation to other directors already serving on the Board. When evaluating existing directors for nomination for re-election, the Nominating Committee may also consider the directors’ past Board and committee meeting attendance and participation. We endeavor to have a Board representing diverse experience at policy-making levels in various areas that are relevant to our global activities.

The Nominating Committee evaluates shareholder-recommended candidates using the same process and the same criteria it uses to evaluate candidates from other sources.

The Nominating Committee has the authority to retain at outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any search firm used to identify director candidates, and to approve the search firm’s fees and other retention terms.

Director Attendance at Stockholder Meetings

We do not have a policy regarding director attendance at stockholder meetings. The majority of our directors reside in Europe and our Annual Meetings are typically held at our U.S. office in Fremont, California. No directors attended the 2007 Annual Meeting of Stockholders and it is not expected that any of our directors will attend the 2008 Annual Meeting of Stockholders.

Compensation of Directors

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2007 for services to our company.

Director Compensation for Fiscal 2007

					Change in
					Pension Value
				Non-Equity	and Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)	($)(1)	($)	Earnings	($)	Total ($)

Werner Koepf — Chairman(2)	$28,000	—	$10,462	—	—	—	$38,462
Steven Humphreys — Former Chairman(3)	$27,000	—	$8,403	—	—	—	$35,403
Dr. Manuel Cubero(4)	$14,250	—	$7,322	—	—	—	$21,572
Dr. Hagen Hultzsch(5)	$24,500	—	$8,403	—	—	—	$32,903
Simon Turner(6)	$29,000	—	$8,403	—	—	—	$37,403
Ng Poh Chuan(7)	$7,000	—	$7,322	—	—	—	$14,322

1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2007. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information about how we account for stock-based compensation.

2)	Mr. Koepf served as a director through March 31, 2007 and served as Chairman of the Board of Directors for the remainder of 2007. He received a prorated fee of $2,500 for his service as a director and a prorated fee of $15,000 for his service as Chairman of the Board of Directors in fiscal 2007. He also received a prorated fee of $1,500 for his service as a member of the Compensation Committee during the last nine months of 2007, a prorated fee of $3,000 for his service as Chairman of the Nominating Committee for the last nine months of 2007 and a fee of $2,000 for his service as a member of the Strategy Committee during 2007. Additionally, he received a fee of $1,000 for each physical Board meeting attended, amounting to $4,000. Mr. Koepf had 20,000 options outstanding as of December 31, 2007, of which 15,416 were exercisable.

3)	Mr. Humphreys served as Chairman of the Board of Directors through March 31, 2007 and served as a director during the remainder of fiscal 2007. He received a prorated fee of $5,000 for his service as Chairman of the Board of Directors in fiscal 2007 and a prorated fee of $7,500 for his service as a director in 2007. He also received a prorated fee of $1,000 for his service as Chairman of the Compensation Committee during the first three months of 2007, a prorated fee of $1,000 for his service as Chairman of the Nominating Committee for the first three months of 2007, a prorated fee of $1,500 for his service as a member of the Nominating Committee during the last nine months of 2007, $5,000 for his service as a member of the Audit Committee and $2,000 for his service as a member of the Strategy Committee during 2007. Additionally, he received a fee of $1,000 for each physical Board meeting attended, amounting to $4,000. Mr. Humphreys had 91,415 options outstanding as of December 31, 2007, of which 86,831 were exercisable.

4)	Dr. Cubero resigned from the Board of Directors and subcommittees effective November 9, 2007. He received a prorated fee of $8,750 for his service as a director in fiscal 2007. He also received a prorated fee of $1,750 for his service as a member of the Compensation Committee and a prorated fee of $1,750 for his service as a member of the Nominating Committee from January 1, 2007 through November 9, 2007. Additionally, he received a fee of $1,000 for each physical Board meeting attended, amounting to $2,000. Dr. Cubero had 30,000 options outstanding as of December 31, 2007, of which 30,000 were exercisable.

5)	Dr. Hultzsch received a fee of $10,000 for his service as a director in fiscal 2007. He also received $5,000 for his service as a member of the Audit Committee, a prorated fee of $3,000 for his service as Chairman of the Compensation Committee during the last nine months of 2007, a prorated fee of $500 for his service as a member of the Nominating Committee for the first three months of 2007 and $2,000 for his service as a member of the Strategy Committee during 2007. Additionally, he received a fee of $1,000 for each physical Board meeting attended, amounting to $4,000. Dr. Hultzsch had 35,000 options outstanding as of December 31, 2007, of which 30,416 were exercisable.

6)	Mr. Turner received a fee of $10,000 for his service as a director in fiscal 2007. He also received $10,000 for his service as Chairman of the Audit Committee, $2,000 for his service as a member of the Compensation Committee, $2,000 for his service as a member of the Nominating Committee and $2,000 for his service as a member of the Strategy Committee during 2007. Additionally, he received a fee of $1,000 for each physical Board meeting attended, amounting to $3,000. Mr. Turner had 45,000 options outstanding as of December 31, 2007, of which 40,416 were exercisable.

7)	Mr. Ng resigned from the Board of Directors and Audit Committee effective April 11, 2007. He received a prorated fee of $3,333 for his service as a director in fiscal 2007. He also received a prorated fee of $1,667 for his service as a member of the Audit Committee from January 1, 2007 through April 11, 2007. Additionally, he received a fee of $1,000 for each physical Board meeting attended, amounting to $2,000. Mr. Ng had no options outstanding as of December 31, 2007.

Annual Cash Compensation.  During 2007, SCM’s directors were paid in the currency of the country of their residence, using a fixed exchange rate of €0.93 per U.S. dollar for our German-based directors and £0.63 per U.S. dollar for our UK-based director. During fiscal 2007, each non-employee member of our Board of Directors was eligible to receive the following cash compensation:

•	an annual retainer of $10,000 for each member of the Board, except for the Chairman, who is eligible to receive an annual retainer of $20,000;

•	additional annual retainer of $5,000 for service on the Audit Committee of the Board, except for the Chairman, who is eligible to receive an annual retainer of $10,000;

•	additional annual retainer of $2,000 for service on the Compensation or Nominating Committees of the Board, except for the Chairman of such committees, who are each eligible to receive an annual retainer of $4,000;

•	additional annual retainer of $2,000 for service on the Strategy Committee of the Board, and additional fee of $1,500 per day for services requested by and provided to the Strategy Committee of the Board, subject to pre-approval by the Chairman of the Board or the Chairman of the Strategy Committee; and

•	meeting fees of $1,000 for each physical attendance at Board meetings.

Additionally, we reimburse our non-employee Board members for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice is primarily related to travel expenses associated with Board or committee meetings or with committee assignments.

Equity Compensation.  During fiscal 2007, each non-employee member of our Board of Directors was eligible to receive option awards under the terms of the Company’s 2007 Stock Option Plan. Under this plan, new members of the Board receive an initial option grant to purchase 10,000 shares of the Company’s common stock, vesting 1/12th per month over one year. Continuing members of the Board who have served for at least six months receive an annual option grant to purchase 5,000 shares of the Company’s common stock, vesting 1/12th per month over one year, awarded on the date of the Company’s Annual Meeting of Stockholders.

During 2007, each of our non-employee directors received an annual grant of 5,000 options for shares of the Company’s common stock, with the exception of Mr. Ng and Dr. Cubero, who did not receive a grant because they resigned from our Board prior to the date on which our annual director grants were made. All such annual grants were made on November 9, 2007, the date of our Annual Meeting, at an exercise price of $3.585 per share, based on the NASDAQ closing price of that day. The grant date fair value of these annual stock options to each director, based on the Black-Scholes-Merton model, is approximately $8,100.

PROPOSAL ONE: ELECTION OF CLASS I DIRECTORS

Our Board of Directors is divided into three director classes with staggered three-year terms. Currently, our Board consists of seven directors, of which three directors serve in Class I, two directors serve in Class II and two directors serve in Class III. The Board of Directors has authorized up to eight directors. If in the future the Board of Directors elects to fill the current vacancies on the Board of Directors, it is expected that at least one new director would be designated as a Class II director.

Each director elected at the Annual Meeting of Stockholders will serve for a term ending on the date of the third annual meeting after his or her election when his or her successor has been elected and duly qualified or upon the date of his or her earlier resignation or removal. Stockholders may not cumulate votes in the election of directors.

The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has proposed, that Steven Humphreys, Hans Liebler and Stephan Rohaly be elected as Class I directors at the Annual Meeting. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for Messrs. Humphreys, Liebler and Rohaly, each of whom currently serves as a Class I director of the Company, except for Dr. Liebler, who has been appointed to the Board effective June 1, 2008. In the event that Mr. Humphreys, Dr. Liebler or Mr. Rohaly is unable or declines to serve as a director at the time of the Annual Meeting, the proxies received by the proxy holders named in the enclosed proxy will be voted for any nominee who is subsequently designated by the Board of Directors to fill the vacancy. We do not expect, however, that either Mr. Humphreys, Dr. Liebler or Mr. Rohaly will decline to serve as a director at the Annual Meeting, as each has agreed to serve if elected.

Set forth below is information about the background and age as of April 15, 2008 of the directors nominated for election at the Annual Meeting and each of the other incumbent directors:

			Director
Name	Age	Position	Since

CLASS I DIRECTORS
Steven Humphreys	46	Director	1996
Dr. Hans Liebler	39	Director	2008
Stephan Rohaly	43	Chief Financial Officer, Secretary and Director	2007
CLASS II DIRECTORS
Werner Koepf	66	Chairman of the Board	2006
Simon Turner	56	Director	2000
CLASS III DIRECTORS
Dr. Hagen Hultzsch	67	Director	2002
Felix Marx	41	Chief Executive Officer and Director	2007

Class I Directors Nominated for Election at the 2008 Meeting

Steven Humphreys, 46, has served as a director of SCM since July 1996 and as Chairman of the Board of Directors from April 2000 to March 2007. Since March 2008, Mr. Humphreys has served as a director of ActivIdentity Corporation, a provider of digital identity solutions. Since October 2003, he has served as Chairman of Robotic Innovations International, Inc., an acquirer and developer of technologies for broad-based applications of robotics, service automation and automated companion devices. From October 2001 to October 2003, he served as Chairman of the Board and Chief Executive Officer of ActivCard Corporation, a provider of digital identity management software. From July 1996 to October 2001, Mr. Humphreys was an executive officer of SCM, serving as President and Chairman of the Board from July 1996 until December 1996, at which time he became Chief Executive Officer and served as President and Chief Executive Officer until April 2000. Previously, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to Caere, he spent ten years with General Electric Company in a variety of positions. Mr. Humphreys is also a director of several privately held companies, a limited partner and advisor to several venture capital firms and from October 2001 to December 2003 was a director of ActivCard. Additionally, Mr. Humphreys was elected to the school board of the Portola Valley Public School District in 2007, and has served on the board of Summit Preparatory Public Charter High School since 2003. Mr. Humphreys holds a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University.

Dr. Hans Liebler, 39, has been appointed to the Board of Directors of SCM effective June 1, 2008. Since July 2006, Dr. Liebler has served as a partner of Lincoln Vale European Partners, an investment management company that he co-founded which is focused on strategic long-term investments in European small- and mid-cap companies, and which is currently the largest single stockholder of the Company. Currently, he also serves on the investment committee of Lincoln Vale. From September 2002 to July 2006, Dr. Liebler managed an investment fund he had conceived for Allianz AG, applying a private equity approach to European publicly listed companies. Previous to this, from September 1996 to September 2002, he worked as a management consultant for McKinsey & Company, initially in the company’s Madrid and New York offices and subsequently as co-leader of McKinsey’s German Corporate Finance practice. From 1993 to 1995, Dr. Liebler was an investment banker for S.G. Warburg in London. Since 1998, Dr. Liebler has also served as an adjunct professor at the European Business School in Germany. He holds a Master’s degree in Business Administration from the University of Munich and a Ph.D in Finance from the University of St. Gallen in Switzerland.

Stephan Rohaly, 43, has served as a director of SCM since August 2007. Mr. Rohaly joined SCM Microsystems in March 2006 as Vice President Finance and Chief Financial Officer. He also served as Acting Chief Executive Officer from July 2007 to October 2007. Before joining SCM, from February 2003 to February 2006, he was Director of Corporate Finance at Viatris, a German pharmaceutical firm. From July 1995 to December 2002, he served as Business Unit and Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was

Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

Class II Directors Whose Terms Expire in 2009

Werner Koepf, age 66, has served as a director of SCM since February 2006 and as Chairman of the Board of Directors since March 2007. Mr. Koepf currently is an advisor to venture capital firms TVM Capital GmbH and Invision AG. From 1993 to 2002, Mr. Koepf held a variety of senior management positions with Compaq Computer Corporation GmbH, including Vice President and General Manager of the General Business Group from 1993 to 1999; Vice President and General Manager of Compaq Europe, Middle East and Africa (EMEA) from 1999 to 2000; and Chief Executive Officer and Chairman for Compaq Computer, EMEA from 2000 to 2001. From 1989 to 1993, Mr. Koepf was Chairman and Chief Executive Officer for European Silicon Structures SA, an ASIC manufacturer. Prior to 1993, Mr. Koepf held various senior management positions at Texas Instruments Inc., including Vice President and General Manager of several divisions of the group. Mr. Koepf received a master’s degree in business administration from the University of Munich and a bachelor’s degree with honors in electrical engineering from the Technical College in St. Poelten, Austria.

Simon Turner, age 56, has served as a director of SCM since July 2000. Since January 2006, Mr. Turner has served as Group Sourcing Director for consumer electronic retailer DSG international plc. From January 2002 to January 2006, Mr. Turner was Managing Director of the PC World Group of DSG, responsible for operations at PC World, PC World Business and Genesis Communications in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company and Group Marketing Manager at Philips Consumer Electronics. Mr. Turner holds a B.S. degree from the University of Surrey.

Class III Directors Whose Terms Expire in 2010

Dr. Hagen Hultzsch, 67, has served as a director of SCM since August 2002. Dr. Hultzsch currently sits on the boards of more than 20 technology companies and academic institutions in the U.S. and Europe, including Radware LLC, RiT Technologies Ltd, TranSwitch Corporation and living-e AG. From 1993 until his retirement in 2001, Dr. Hultzsch served as a member of the Board of Management for Deutsche Telekom’s technical services division. From 1988 to 1993, he was Corporate Executive Director for Volkswagen AG, where he was responsible for Organization and Information systems. Dr. Hultzsch holds M.S. and Ph.D. degrees in nuclear physics from the University of Mainz, Germany.

Felix Marx, age 41, joined SCM Microsystems as Chief Executive Officer and director in October 2007. Previously, from 2003 to November 2007, Mr. Marx held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business. Prior to this, Mr. Marx served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Vote Required and Recommendation of the Board of Directors

At the Annual Meeting, the three nominees receiving the three highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors. Abstentions and votes withheld from or against any director will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law in the election of directors. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE CLASS I DIRECTOR NOMINEES NAMED ABOVE

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has appointed Deloitte & Touche, an independent registered public accounting firm, as our independent registered public accountants, to audit our financial statements for the current year ending December 31, 2008. Deloitte & Touche has audited our consolidated financial statements since 1999. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte & Touche as our independent registered public accountants to audit our financial statements for the current fiscal year ending December 31, 2008. We do not expect that a representative of Deloitte & Touche will be available at the Annual Meeting.

Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accountants is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment of Deloitte & Touche as independent registered public accountants to audit our financial statements for the current year ending December 31, 2008, our Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the Votes Cast (as defined under “Voting Procedures” on page 2 of this proxy statement) will be required to approve the proposed ratification of Deloitte & Touche as our independent registered public accountants, to audit our financial statements for the current year ending December 31, 2008. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2008

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The Audit Committee manages the relationship with our independent registered public accountants, who report directly to the Audit Committee. The Audit Committee also oversees the Internal Audit and Sarbanes-Oxley Compliance functions of SCM, which report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to allocate appropriate funding, as determined by the Audit Committee, for such advice and assistance.

The Audit Committee has reviewed and discussed with management the audited financial statements of SCM for the fiscal year ended December 31, 2007. The Audit Committee also has discussed with Deloitte & Touche, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed the independence of Deloitte & Touche with that firm, including whether the provision of other non-audit services by Deloitte & Touche to the Company is compatible with the auditors’ independence.

In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of our management and independent registered public accountants. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditors, Deloitte & Touche, are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal years ended December 31, 2007 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Board of Directors has approved such inclusion.

Each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Simon Turner, Chairman
Dr. Hagen Hultzsch
Steven Humphreys

1 The Audit Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such report by reference, and such report will not otherwise be deemed to be soliciting material to be filed under such Acts.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed or to be billed to us for the following professional services for the fiscal years ended December 31, 2007 and December 31, 2006 from Deloitte & Touche, our independent registered public accountants, are as follows:

	2007	2006

Audit Fees	$582,534	$792,501
Audit-Related Fees	—	—
Tax Fees	49,616	26,677
All Other Fees	—	—

Total	$632,150	$819,178

Audit Fees.  Audit fees include fees associated with the audit and review of our annual financial statements included in our Annual Report on Form 10-K, reviews of those financial statements included in our quarterly reports on Form 10-Q and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees principally include fees for the audits of subsidiaries, due diligence procedures, registration statements and consultations on accounting and auditing matters.

Tax Fees.  Tax fees principally include assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning, tax advice and tax consulting.

All Other Fees.  Represents fees for all other services, including Sarbanes-Oxley consultation and training.

Independent Registered Public Accountants

The appointment of our independent registered public accountants is approved annually by the Audit Committee of our Board of Directors. Deloitte & Touche, an independent registered public accounting firm, has been our auditor since 1999 and was our independent registered public accountants for fiscal year 2007. The Audit Committee of our Board of Directors has appointed Deloitte & Touche as our independent registered public accountants for the fiscal year ending December 31, 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accountants

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accountants, including the estimated fees and other terms of any such engagement. In certain circumstance, the Audit Committee may provide subsequent approval of non-audit services not previously approved. Services provided by our independent registered public accountants may include audit services, audit-related services, tax services and other services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee. The Audit Committee considers whether such audit or non-audit services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee has determined that the services provided by Deloitte & Touche as set forth herein are compatible with maintaining Deloitte & Touche’s independence. All audit, audit-related, tax and other fees set forth in the table above were pre-approved pursuant to this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The table below sets forth information known to us as of April 15, 2008 with respect to the beneficial ownership of our common stock by:

(1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

(2) each of our directors and director nominees;

(3) each of the Named Executive Officers (Felix Marx, Stephan Rohaly, Manfred Mueller and Robert Schneider); and

(4) all of our directors, Named Executive Officers and current executive officers, as a group.

Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares held by them. Applicable percentage ownership in the following table is based on 15,743,515 shares of our common stock outstanding as of April 15, 2008.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 15, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

Unless specified below, the mailing address for each individual, officer or director is c/o SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany.

	Shares of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	Percent

Lincoln Vale European Partners Master Fund, LP(1) 55 Old Bedford Road Lincoln, MA 01773	1,434,230	9.1%
Royce & Associates, LLC(2) 1414 Avenue of the Americas New York, NY 10019	1,306,020	8.3%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, Calif., 90401	1,158,525	7.4%
Robert Schneider(4)	453,187	*
Steven Humphreys(5)	141,110	*
Stephan Rohaly(6)	108,128	*
Manfred Mueller(7)	96,108	*
Werner Koepf(8)	57,997	*
Simon Turner(9)	48,616	*
Felix Marx(10)	0	—
Dr. Hagen Hultzsch(11)	32,916	*
Dr. Hans Liebler(12)	1,434,230	9.1%
All directors, director nominees, Named Executive Officers and current executive officers as a group (10 persons)(13)	2,372,292	14.7%

*	Less than one percent.

1)	Based solely on information contained in a Schedule 13D filed January 4, 2008, Lincoln Vale European Partners Master Fund, LP beneficially owns 1,434,230 shares of our common stock.

2)	Based solely on information contained in a Schedule 13G filed for (the period ending December 31, 2007.

3)	Based solely on information contained in a Schedule 13G filed for the period ending December 31, 2007.

4)	Mr. Schneider resigned from the Company in June 2007 and all outstanding options were canceled as of March 31, 2008.

5)	Includes options to purchase 89,331 shares of common stock exercisable within 60 days of April 15, 2008.

6)	Includes options to purchase 86,875 shares of common stock exercisable within 60 days of April 15, 2008.

7)	Includes options to purchase 77,161 shares of common stock exercisable within 60 days of April 15, 2008.

8)	Includes options to purchase 17,916 shares of common stock exercisable within 60 days of April 15, 2008.

9)	Includes options to purchase 42,916 shares of common stock exercisable within 60 days of April 15, 2008.

10)	Mr. Marx joined the Company in October 2007 and the options he received will not be exercisable within 60 days of April 15, 2008.

11)	Consists of options to purchase 32,916 shares of common stock exercisable within 60 days of April 15, 2008.

12)	Dr. Hans Liebler is a founder and member of the investment committee of Lincoln Vale European Partners Master Fund, LP. As a result of his affiliation with Lincoln Vale European Partners Master Fund, LP, Dr. Liebler may be deemed to be a beneficial owner of the shares held by Lincoln Vale European Partners Master Fund, LP and may have shared voting and investment power with respect to such shares. Dr. Liebler disclaims beneficial ownership of or any pecuniary interest in such shares. Dr. Liebler is expected to join the Board of Directors of the Company in June 2008 and will receive an option grant upon the effectiveness of his appointment. These options will not be exercisable within 60 days of April 15, 2008.

13)	Includes options to purchase 347,115 shares of common stock exercisable within 60 days of April 15, 2008 that may be deemed to be beneficially owned by our directors and executive officers. These shares are shown as being held by our directors and officers for purposes of this table only.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities (“10% stockholders”), to file reports on Forms 4 and 5 reflecting transactions affecting their beneficial ownership of our equity securities with the Securities and Exchange Commission and with the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by the Securities and Exchange Commission’s rules and regulations to provide us with copies of all such reports on Forms 4 and 5 that they file under Section 16(a) of the Exchange Act.

Based solely on our review of copies of such reports on Forms 4 and 5 received by us, and on written representations from our officers, directors and the 10% stockholders known to us, we believe that, during the period from January 1, 2007 to December 31, 2007, our executive officers, directors and the 10% stockholders known to us filed all required reports under Section 16(a) of the Exchange Act on a timely basis.

EXECUTIVE OFFICERS

Information concerning our current and former executive officers, including their backgrounds and ages as of April 15, 2008, is set forth below. All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board of Directors.

Felix Marx, 41 Chief Executive Officer and Director	Felix Marx has served as Chief Executive Officer and as a director of the Company since October 2007. Previously, from 2003 to October 2007, Mr. Marx held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business. Prior to this, Mr. Marx served as

General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

Stephan Rohaly, 43 Vice President Finance, Chief Financial Officer and Director	Stephan Rohaly has served as Vice President Finance and Chief Financial Officer since March 2006 and was named a director of the Company in August 2007. Mr. Rohaly also served as Acting Chief Executive Officer from July 2007 to October 2007. Before joining SCM, from February 2003 to February 2006, Mr. Rohaly was Director of Corporate Finance at Viatris, a German pharmaceutical firm. From July 1995 to December 2002, he served as Business Unit and Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

Eang Sour Chhor, 44 Executive Vice President, Strategy, Marketing and Engineering	Eang Sour Chhor has served as Executive Vice President Strategy, Marketing and Engineering since February 2008. In this position he is responsible for product management and product development. Prior to joining SCM, from March 2001 to January 2008, Mr. Chhor held a variety of management positions with Philips Semiconductors and NXP Semiconductors, a company created by Philips Semiconductors. Most recently, he served as Senior Director, Global Key Accounts at NXP Semiconductors, a position he held for 25 months, and was in NXP’s elite group of Top 150 Leaders. Prior to this, Mr. Chhor served as General Manager of NXP’s Contactless & Embedded Security Division, headed NXP’s smart card and reader businesses and launched NXP’s Near Field Communication cooperation with Sony. Prior to NXP, from 1998 to 2001 Mr. Chhor held a variety of management positions with Philips Consumer Electronics. Mr. Chhor holds a bachelor’s degree in electronics engineering from the University of Technology in Cachan, France and an MBA from HEC School of Management in Paris, France.

Dr. Manfred Mueller, 38 Executive Vice President, Strategic Sales and Business Development	Dr. Manfred Mueller has served as Executive Vice President, Strategic Sales and Business Development since March 2008. He joined SCM Microsystems in August 2000 as Director of Strategic Business Development. From July 2002 to July 2005, he served as Director of Strategic Marketing. He was appointed Vice President of Strategic Business Development in July 2005. He served as Vice President Marketing from February 2006 to April 2007, at which time he was named Vice President Sales, EMEA. Prior to SCM, from August 1998 to July 2000, Dr. Mueller was Product Manager and Business Development Manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. Dr. Mueller holds masters and Ph.D degrees in Chemistry from Regensburg University in

Germany and an MBA from the Edinburgh Business School of Heriot Watt University in Edinburgh, Scotland.

Robert Schneider, 59 Former Chief Executive Officer	Robert Schneider founded SCM in May 1990 and served as Chief Executive Officer from May 1990 to January 1997, and again from April 2000 until his resignation in June 2007. Additionally, Mr. Schneider served as our President and Chairman of the Board from May 1990 until July 1996, and also served as our Chairman of the Board from January 1997 until April 2000.

To our knowledge, there are no family relationships between any of our executive officers and any of our directors or other executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy/Objectives

The primary goals of our compensation program, including our executive compensation program, are to attract and retain employees whose abilities are critical to our long-term success and to motivate employees to achieve superior performance.

To achieve these goals, we attempt to:

•	offer compensation packages that are competitive regionally and that provide a strong base of salary and benefits;

•	maintain a portion of total compensation at risk, particularly in the case of our executive officers, with payment of that portion tied to achievement of specific financial, organizational or other performance goals; and

•	reward superior performance.

Our compensation program includes salary, performance-based quarterly and annual bonuses, long-term compensation in the form of stock options and various benefits and perquisites.

Role of the Compensation Committee

Our Compensation Committee oversees all aspects of executive compensation. The committee plays a critical role in establishing our compensation philosophy and in setting and amending elements of the compensation package offered to our Named Executive Officers. In 2007, our Named Executive Officers included our current Chief Executive Officer, Felix Marx; our former Chief Executive Officer, Robert Schneider; our Chief Financial Officer, Stephan Rohaly and our Executive Vice President, Strategic Sales and Business Development, Manfred Mueller (formerly our Vice President Sales EMEA).

On an annual basis, or in the case of promotion or hiring of an executive officer, the Compensation Committee determines the compensation package to be provided to our Chief Executive Officer, our other executive officers and our directors. On an annual basis, the Compensation Committee undertakes a review of the base salary, bonus targets and equity awards of each of our Named Executive Officers and evaluates their respective compensation based on the committee’s overall evaluation of their performance toward the achievement of our financial, strategic and other goals, with consideration given to comparative executive compensation data, primarily from a small group of companies of similar size and within a similar segment of the security industry to our Company (as described in more detail below). Based on its review, from time to time the Compensation Committee has increased the salary, potential bonus amounts and/or equity awards for our executive officers.

In addition to conducting its annual evaluation of executive compensation, during 2007 the Compensation Committee developed and put in place a new executive bonus plan that ties cash incentives for our executives to the operational performance of the Company, supporting the Company’s focus on operating profit as a primary corporate goal.

At the beginning of 2007, annual salary levels, target bonus amounts and option amounts were established by the Compensation Committee for our executive staff, which at that time consisted of three executives: Mr. Schneider, Mr. Rohaly and Dr. Mueller. Compensation amounts were determined in part based on the outcome of annual performance reviews, and in the case of Mr. Rohaly and Dr. Mueller, on performance in the prior year against individual objectives established by Mr. Schneider. Objectives for Mr. Rohaly included supporting the transition of the Company’s corporate financial functions from the U.S. to Germany; building up corporate finance capabilities in Germany; and reducing operating expenses, including developing a framework to plan, execute and measure cost reduction activities. Objectives for Dr. Mueller primarily related to the Company’s transfer of manufacturing operations from Singapore to contract manufacturers and to the reduction of overall expenses and included increasing product margins through inventory reduction, competitive component sourcing and product design cost reductions; supporting development of new processes to manage external contract manufacturers; and reducing sales and marketing program costs.

Compensation for our current Chief Executive Officer, Felix Marx, was established by the Compensation Committee at the time of his engagement, and is described in more detail below.

Overview of Compensation Program

SCM was originally formed in Germany in 1990 and has continued to have an active presence in Germany and throughout Europe in our target product markets. Since our initial public offering in October 1997, our common stock has been dually traded on the U.S. NASDAQ Global Market and the German exchange, previously on the Neuer Markt and now on the Prime Standard. As a result, although we are a small company, we have maintained a relatively high level of visibility in the German marketplace and financial markets. Additionally, for the past several years the majority of our executive staff has operated from our European headquarters in Ismaning, Germany, which has been our corporate headquarters since late 2006. Currently, all of our executive officers operate out of our headquarters in Germany. Our German corporate culture directly influences the elements of our compensation program.

We do not employ an overall model or policy to allocate among the compensation elements we utilize. In general, we employ cash bonuses to motivate and reward our executive officers for the achievement of annual and quarterly or other short-term performance objectives and we employ annual grants of stock options that vest over time to motivate and reward contributions to the Company’s performance over the longer term. From time to time, however, we also utilize stock options with shorter vesting periods to provide additional incentives for the achievement of short-term objectives that are seen as critical to the Company’s success. For example, we awarded stock option grants to certain of our Named Executive Officers for the achievement of operating profit in the fourth quarter of 2006 after several months of implementing difficult cost reduction actions.

We believe that our compensation practices, as described below, allow us to achieve an appropriate balance of compensation elements for our executive officers that supports our overall compensation program goals.

Compensation Elements

Base Salary.  Base salary provides fixed compensation based on competitive market practice and is intended to acknowledge and reward core competence in the executive role relative to skills, experience and contributions to the Company. Base salaries for executives are reviewed annually, or more frequently should there be any changes in responsibilities.

The Compensation Committee reviewed base salary levels for Mr. Schneider, Mr. Rohaly and Dr. Mueller at the beginning of fiscal 2007. In conducting their reviews, the Compensation Committee (1) gave significant consideration to each officer’s salary history with previous employers; (2) considered informal data on salaries of executive officers in similar positions based on general benchmarking data for the technology industry from the Economic Research Institute and Salary.com; (3) reviewed specific salary data for the chief executive officers and chief financial officers at two companies the Compensation Committee considered to be most comparable in size and industry focus to the Company, Vasco Data Systems and ActivIdentity; (4) relied on the professional experience of the Compensation Committee and Board members related to compensation practices in Europe; (5) considered the recommendations of Mr. Schneider in the case of Mr. Rohaly and Dr. Mueller; (6) considered the scope of responsibility, prior experience and past performance of each officer; and (7) considered the specific needs of SCM at the time and in the foreseeable future.

Based on its evaluation, the Compensation Committee left unchanged the annual base salary of Mr. Schneider, as it was determined to be competitive and to reflect Mr. Schneider’s experience and responsibilities. The Compensation Committee increased Mr. Rohaly’s annual base salary from €200,000 to €240,000 in order to bring it into a more comparable range with Mr. Rohaly’s compensation package at his previous employer and in line with the salaries paid to the chief financial officers of comparable companies. The Compensation Committee also increased Dr. Mueller’s annual base salary from €145,000 to €150,000 in light of his anticipated responsibilities for fiscal 2007. The new salary levels for Mr. Rohaly and Dr. Mueller were effective as of April 1, 2007. The Compensation Committee conducted a similar evaluation to set the annual salary of our current Chief Executive Officer, Felix Marx when he joined the Company in October 2007. Based on their review of the salary levels of chief executive officers at comparable companies and Mr. Marx’s responsibilities, skills and experience, the Compensation Committee set the annual base salary for Mr. Marx at €240,000.

Incentive Cash Bonuses.  Incentive cash bonuses are intended to motivate and reward executives for their contributions towards achieving corporate performance targets as well as specific corporate objectives that support the Company’s short-term goals. During 2007, the primary goal of the Company was operating profitability, with focus both on revenue generation and on cost and expense containment. Therefore, incentive bonuses in 2007 were designed to reward corporate operational performance alone.

On April 12, 2007, the Board of Directors approved a new Executive Bonus Plan for 2007 (the “2007 Plan”) as recommended by the Compensation Committee. The 2007 Plan was effective as of January 1, 2007. Payments under the 2007 Plan were based both on the achievement of quarterly and annual operating profit goals by the Company. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by the Company to be extraordinary. No such extraordinary expenses were excluded from the calculation of operating profit in fiscal 2007.

Executive officers eligible to participate in the 2007 Plan with respect to both the quarterly and annual bonus components were Mr. Schneider, Mr. Marx and Mr. Rohaly.

Dr. Mueller was eligible to participate in the 2007 Plan with respect to the quarterly bonus component for the first quarter of 2007 only, during which he served as Vice President Marketing. Following his promotion to Vice President Sales EMEA in April 2007, Dr. Mueller was instead eligible to receive quarterly bonus payments under the Company’s Sales Commission Plan, which is described below. In both executive roles, Dr. Mueller remained eligible to receive an annual bonus payment under the 2007 Plan.

Quarterly Component.  Under the quarterly bonus component of the 2007 Plan, executive officers of the Company were eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, if the Company achieved positive operating profit for that quarterly period. The maximum amount that any executive officer could earn in quarterly bonus payments in the fiscal year was 40% of his respective annual base salary.

Annual Component.  Under the annual bonus component of the 2007 Plan, executive officers were eligible to receive additional variable bonuses amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by the Company of the following annual operating profit targets:

•	20% of annual base salary would be paid if the Company recorded at least $1.0 million of annual operating profit;

•	30% of annual base salary would be paid if the Company recorded at least $1.5 million of annual operating profit; and

•	40% of annual base salary would be paid if the Company recorded at least $2.0 million of annual operating profit.

The maximum amount that any executive officer could earn in combined quarterly and annual bonus payments under the 2007 Plan in the fiscal year was 80% of his respective annual base salary.

Incentive Cash Payouts under the 2007 Plan.  The Company achieved positive operating profit in the first and fourth quarters of fiscal 2007 and cash bonuses were awarded to eligible executive officers under the 2007 Plan for these periods.

Mr. Schneider received a cash award of €35,000 for the first quarter of 2007 (10% of his annual base salary). No cash award was paid to Mr. Schneider for the fourth quarter of 2007, as Mr. Schneider resigned in June 2007.

Mr. Marx joined the Company in late October 2007 and therefore did not receive a cash award for the first quarter of 2007. For the fourth quarter of 2007, Mr. Marx received a cash award of €18,581, which is a prorated portion of 10% of his annual base salary.

Mr. Rohaly received a cash award of €20,000 for the first quarter of 2007 (10% of his then-current annual base salary). For the fourth quarter of 2007, Mr. Rohaly received a cash award of €24,000 (10% of his then-current annual base salary).

Dr. Mueller received a cash award of €14,500 for the first quarter of 2007 (10% of his then-current annual base salary).

The Company did not achieve positive operating profit in the second or third quarters of fiscal 2007 or for the year as a whole, and no cash bonuses were awarded under the 2007 Plan for these periods.

The Company did not achieve positive operating profit for the full year fiscal 2007, and no cash bonuses were awarded under the annual component of the 2007 Plan.

Incentive Cash Payouts under the Sales Commission Plan.  As noted above, during the second, third and fourth quarters of 2007, Dr. Mueller was eligible to receive quarterly cash awards under the Company’s Sales Commission Plan. Under this plan, two-thirds of each quarter’s potential bonus amount was based on the achievement of quarterly revenue targets set forth in the Company’s budget and sales forecasts and approved by the Board at the beginning of the year, and one-third was based upon the achievement of individual quarterly objectives approved by the Compensation Committee at the beginning of each quarter.

For the second quarter of 2007, Dr. Mueller’s aggregate target quarterly bonus was 10% of his then-current annual base salary, or €15,000, of which €10,000 was possible under the revenue generation portion of the plan and €5,000 was possible under the individual objectives portion of the plan. The revenue target for Dr. Mueller in the second quarter of 2007 was €2.6 million. Individual objectives for Dr. Mueller in the second quarter of fiscal 2007 included the renegotiation of certain distributor agreements; the establishment of a supplier relationship with a target customer; launching our time recording product line into UK market; and creating a business plan to sell chip products into a new channel. For the second quarter of 2007, Dr. Mueller achieved 65.4% of his revenue target and 70.5% of his personal objectives, resulting in an award equal to 67.1% of his target award, or €10,069.

Following adjustments to the Sales Commission Plan in August 2007, a minimum threshold of 80% was implemented for the revenue generation component of the plan, and no limit was established for the maximum amount of bonus that could be earned for revenue generation. For the third and fourth quarters of 2007, Dr. Mueller was eligible to receive a quarterly bonus payment of up to 10% of his annual base salary based on 100% achievement of quarterly revenue goals and individual objectives. Two-thirds of this potential bonus amount was based on the achievement of at least 80% of quarterly revenue targets set forth in the Company’s budget and sales forecasts as approved by the Board for each year, and one-third of which is based upon the achievement of personal quarterly objectives as approved by the Compensation Committee for each quarter. Additionally, if revenue targets were achieved above the 100% level in any quarter, then Dr. Mueller’s potential bonus for that quarter would be increased by an additional 2.5% for every percentage point achieved above 100%. At 100% achievement of quarterly revenue targets, Dr. Mueller’s target quarterly bonus was €10,000 for revenue generation and €5,000 for individual objectives.

The revenue target for Dr. Mueller in the third quarter of 2007 was €2.9 million. Individual objectives for Dr. Mueller in the third quarter of fiscal 2007 included the development of a Key Account sales strategy for the

Company; implementing a chip sales program based upon Dr. Mueller’s business plan from the second quarter of 2007; increasing revenues from the sale of time recording products into the UK and launching the products in France; renegotiating a supplier contract; and filling key open sales positions. For the third quarter of 2007, Dr. Mueller achieved 89.7% of his revenue target, resulting in a payout of 74.2% under the revenue portion of the plan, and he achieved 85.7% of his personal objectives. This resulted in an aggregate payout equal to 78.0% of his target award, or €11,707.

The revenue target for Dr. Mueller in the fourth quarter of 2007 was €4.0 million. Individual objectives for Dr. Mueller in the fourth quarter of fiscal 2007 included the further development of a Key Account strategy for the Company; completing the implementation of a chip sales program from the third quarter and securing additional revenue under this program; increasing revenue from time recording product sales in the UK and France; negotiating a licensing agreement with a supplier; and developing a sales strategy to enter new vertical markets. For the fourth quarter of 2007, Dr. Mueller achieved 50% of his revenue target, resulting in a payout of 0% under the revenue portion of the plan, and he achieved 87.5% of his personal objectives. This resulted in a payout equal to 29.2% of his target award, or €4,358.

Additional Performance Cash Bonuses.  In October 2007, the Compensation Committee approved the payment of one-time cash bonuses for Mr. Rohaly and Dr. Mueller in recognition of their expanded responsibilities following Mr. Schneider’s departure from the Company at the end of June 2007. Mr. Rohaly received a cash bonus in the amount of $50,000 for his service as interim Chief Executive Officer from July 1, 2007 through October 22, 2007, on which date SCM’s new Chief Executive Officer, Felix Marx, joined the Company. Dr. Mueller received a cash bonus in the amount of $30,000 for his service during the same period in managing key customer accounts that previously had been personally managed by Mr. Schneider.

2008 Executive Bonus Plan.  In February 2008, the Board of Directors approved the Executive Bonus Plan for 2008 (the “2008 Bonus Plan”) as recommended by the Compensation Committee. The 2008 Bonus Plan is effective as of January 1, 2008. The terms of the 2008 Bonus Plan are unchanged from the Company’s 2007 Plan, reflecting the Company’s continued emphasis on the achievement of operating profit.

Executive officers eligible to receive quarterly awards under the 2008 Bonus Plan are Mr. Marx, Mr. Rohaly and our Executive Vice President Strategy, Marketing and Engineering, Eang Sour Chhor. The executives named above as well as Dr. Mueller are eligible to receive annual awards under the 2008 Bonus Plan.

2008 Sales Commission Plan.  In February 2008, the Board of Directors approved the Sales Commission Plan for 2008 (the “2008 Sales Plan”) as recommended by the Compensation Committee. The 2008 Sales Plan is effective as of January 1, 2008. The terms of the 2008 Sales Plan are unchanged from the Sales Commission Plan established in August 2007, described above, with the exception that the 2008 Sales Plan establishes threshold of 75% achievement of quarterly revenue target, before any bonuses will be paid under the revenue generation component of the 2008 Sales Plan. Dr. Mueller is currently our only executive officer eligible to receive quarterly awards under the 2008 Sales Plan.

Long-Term Equity Incentives.  Our stock option program is designed to attract, retain and reward talented employees and executives through long-term compensation that is directly linked to long-term performance. As the bulk of our employees are in Germany and India, where stock options are not commonly awarded to non-executive employees, we regard stock options as a competitive tool in our overall compensation program.

We grant equity incentives in the form of stock options to each of our executive officers, at the time of hiring, on an annual basis and from time to time as an incentive to achieve specific performance objectives. The exercise price of all options awarded is the closing price of our stock on the NASDAQ Stock Market on the date of grant.

The number of stock options granted to newly hired executive officers is determined by the Compensation Committee, based on the Company’s historical practices and on the position of the new executive. Initial options vest 1/4th after one year and then 1/48th per month for the next three years, at which time they are fully vested. Annual top-up grants are made based on the positive results of annual performance reviews and are generally in an amount ranging between 25% and 33% of the options received in the executive officer’s initial grant. Annual top-up options must be held for four years before they begin to vest, and then vest at a rate of 1/12 per month over one year. Beginning in 2008, annual top-up grants made under the 2007 plan will vest at a rate of 1/48th per month over four years, commencing at the date of grant. As options are granted annually, some portion of an executive officer’s options vest each year, rewarding the executive for past service, while an often greater portion remains unvested, creating a long-term incentive to remain with the Company.

Based on the desire of the Compensation Committee that a significant portion of Mr. Marx’s compensation package be comprised of at-risk compensation and on historical option grants to executive officers at the Company, Mr. Marx was granted a total of 60,000 initial stock options when he joined the Company in October 2007.

In February 2007, the Compensation Committee awarded special one-year vesting, performance-based option grants to Mr. Schneider, Mr. Rohaly and Dr. Mueller as incentive awards for the achievement of positive operating profit in the first quarter of 2007.

In February 2008, the Compensation Committee determined that special one-time incentive option grants should be given to Mr. Marx and Mr. Rohaly in lieu of annual salary increases and to bring equity compensation for these officers into alignment with peer companies. In making its determination, the Compensation Committee reviewed salary and equity data for the chief executive officer and chief financial officer at six companies that operate in similar segments of the security industry to our Company, and which the committee believes are comparable for the purposes of compensation comparison. These companies included ActivIdentity, Entrust, L-1 Identity Solutions, Secure Computing Tumbleweed Communications and Vasco Data Security.

Benefits and Perquisites.  Because we have a strong regional presence in Germany and the majority of our executives and key employees have been based in Germany, we follow the standard European practice of providing either a company car or a car allowance to our executive officers in Germany. We lease BMW cars or provide a comparable allowance for our executive officers.

Retirement Payments.  On behalf of our executive officers in Germany, we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law.

Severance Benefits

We do not have a policy regarding severance or change of control agreements for our executive officers and historically have not offered severance as part of our employment contracts. Under standard employment practice in Germany, notice of termination is required to be given by either the employer or the employee, and the employer is required to continue to compensate the employee for salary and eligible bonus amounts during this period. The length of the notice period varies from company to company. Our policy for executive officers generally is to require a notice period of three to six months, following a trial period of initial employment of three to six months. The length of individual notice and trial periods for each executive officer is stated in his employment contract. In lieu of continuing the employment relationship for six months, our employment agreements provide that we can cash out the employee who has given notice. Alternatively, we can require that the employee continue to work his or her six month notice period. This practice is included in the majority of our employment agreements with our executive officers. Additionally, under German labor practices, terminated employees also are eligible to continue to receive health and unemployment insurance coverage, pension contributions, car leasing expenses or car allowance, or other benefits provide during their employment, for the duration of the notice period. Further, under German labor practices, terminated employees may also be entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including the employee’s length of service and perceived contributions to past or future company performance, as well as other factors. Actual bonus payments for which individual employees may become eligible are determined at or following termination, and cannot be projected.

In recognition of the additional risks involved and the further effort and commitment required from our executive officers due to our various restructuring and strategic actions in 2006, during 2006 we entered into employment agreements containing severance or change of control provisions with Mr. Schneider, Mr. Rohaly and Dr. Mueller. The purpose of these agreements was to provide additional incentives for each executive officer to remain with the Company during a challenging time and to motivate our executive officers to work towards those strategic initiatives that were determined to be in the best long-term interests of the Company and of our stockholders, even if not beneficial to individual executive officers.

In 2007, we entered into a resignation and severance agreement with Mr. Schneider to ensure a smooth transition of the chief executive officer position. As is customary in Germany, we have entered into employment agreements with each of our Named Executive Officers, and we entered into an employment agreement with Mr. Marx. The terms of each of these agreements are discussed below under “Termination / Change in Control Payments.”

Summary of Executive Compensation in 2007

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the executive officers other than the CEO and CFO, based on total compensation excluding change in pension value and nonqualified deferred compensation earned during fiscal years 2007 and 2006, for their services with us in all capacities during the 2007 and 2006 fiscal years.

Summary Compensation Table

					Non-Equity
				Option	Incentive Plan		All Other
		Salary	Bonus	Grants	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(4)		($)		($)

Felix Marx	2007	$66,219	—	$2,973	$27,264	(5)	$8,469	(12)	$104,925
Chief Executive Officer(19)(20)	2006	—	—	—	—		—		—
Stephan Rohaly	2007	$313,065	$50,000	$116,845	$62,059	(6)	$34,385	(13)	$576,354
Chief Financial Officer(19)(21)	2006	$200,896	—	$27,303	$57,353	(7)	$19,693	(14)	$305,245
Dr. Manfred Mueller	2007	$202,211	$30,000	$68,927	$56,229	(8)	$33,283	(15)	$390,650
Executive Vice President Strategic Sales and Business Development(19)	2006	$178,386	—	$19,797	$35,637	(9)	$35,133	(16)	$268,953
Robert Schneider	2007	$231,982	—	$108,631	$46,974	(10)	$1,189,654	(17)	$1,577,241
Former Chief Executive Officer(19)(22)	2006	$435,406	—	$17,978	$217,277	(11)	$89,474	(18)	$760,135

Bonus

1)	Reflects special performance bonuses based on expanded responsibilities following the departure of our former CEO in July 2007 and until the hiring of our current CEO in late October 2007.

Option Awards

2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2007. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information about how we account for stock based compensation.

3)	Reflects both time-based initial or annual options as well as performance-based options to purchase shares of the Company’s stock granted under our 1997 Stock Option Plan, our 2000 Stock Option Plan and our 2007 Stock Option Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Long-Term Equity Incentives.”

Non-Equity Incentive Plan Compensation

4)	For 2007, reflects cash bonus awards earned under our 2007 Plan, and in the case of Dr. Mueller, awards earned both under our 2007 Plan and our Sales Commission Plan. For 2006, reflects cash bonus awards earned under our 2006 Executive Bonus Plan, in the case of Mr. Schneider, and under our Management by Objective program, in the case of Messrs. Rohaly and Mueller. Further discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Cash Bonuses.”

5)	Reflects a cash bonus of €18,581, or 10% of Mr. Marx’s annual base salary as prorated for his service from late October through the end of 2007, based on the achievement of operating profit in the fourth quarter of 2007, as determined under our 2007 Plan.

6)	Reflects quarterly bonus awards of €20,000 and €24,000, or 10% of Mr. Rohaly’s annual base salary for the first and fourth quarters of 2007, respectively, based on the achievement of operating profitability in those quarters, as determined under our 2007 Plan.

7)	Reflects quarterly performance bonus awards paid to Mr. Rohaly under the Company’s Management by Objective program.

8)	Reflects a quarterly bonus award of €14,500, or 10% of Dr. Mueller’s annual base salary, based on the achievement of operating profitability in the first quarter of 2007 as determined under our 2007 Plan. Also reflects quarterly cash awards totaling €26,133 for the second, third and fourth quarters of 2007, during which periods Dr. Mueller was eligible to receive cash awards under our Sales Commission Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Cash Payouts under the Sales Commission Plan.”

9)	Reflects quarterly performance bonus awards under the Company’s Management by Objective program and a discretionary bonus awarded to Dr. Mueller for the third quarter of 2006.

10)	Reflects a cash bonus of €35,000, or 10% of Mr. Schneider’s annual base salary, based on the achievement of operating profit in the first quarter of 2007, as determined under our 2007 Plan.

11)	Reflects a cash bonus of €146,000 earned in 2006 and paid in 2007. Also reflects a cash bonus of €20,000 based on the Company’s achievement of operating profit in the fourth quarter of 2006.

All Other Compensation

12)	Reflects payments of €1,761 and €4,180 made on Mr. Marx’s behalf in 2007 for travel between SCM’s offices in Germany and Mr. Marx’s home in Austria, and car leasing expenses, respectively.

13)	Reflects payments of €3,454, €1,803 and €20,156 made on Mr. Rohaly’s behalf in 2007 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

14)	Reflects payments of €3,504, €2,339 and €9,807 made on Mr. Rohaly’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance, and car allowance and leasing expenses, respectively.

15)	Reflects payments of €6,588, €3,967 and €13,945 made on Dr. Mueller’s behalf in 2007 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

16)	Reflects payments of €6,462, €4,502 and €17,227 made on Dr. Mueller’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance, and car leasing expenses, respectively.

17)	Reflects a severance payment of €875,000 and payments of €2,220 and €2,761 made on Mr. Schneider’s behalf in 2007 for pension and health insurance, respectively.

18)	Reflects a payment of $80,000 related to Mr. Schneider’s agreement to accept certain restrictions to his ability to compete with Kudelski S.A. and its subsidiaries after SCM’s sale of the Digital TV solutions business to Kudelski S.A. in May 2006. Also reflects payments of €2,175 and €5,522 made on Mr. Schneider’s behalf in 2006 for pension and health insurance, respectively.

Exchange Rate

19)	Messrs. Schneider, Marx, Rohaly and Mueller are paid in local currency, which is the euro. Due to fluctuations in exchange rates during the year, amounts in U.S. dollars varied from month to month. Amounts shown in dollars under “Salary” and “All Other Compensation” above were derived using the average exchange rates for the quarter in which such amounts were earned and paid. Amounts shown in dollars under “Non-Equity Incentive Plan Compensation” were derived using exchange rates that correspond to the period in which award payments were made, generally the quarter after they were earned. Average exchange rates for the periods shown in the table above are as follows:

	2006	2007	2008

First Quarter	€0.835 per dollar	€0.764 per dollar	€0.681 per dollar
Second Quarter	€0.811 per dollar	€0.745 per dollar
Third Quarter	€0.786 per dollar	€0.736 per dollar
Fourth Quarter	€0.785 per dollar	€0.701 per dollar

Other

20)	Mr. Marx joined the Company in October 2007.

21)	Mr. Rohaly joined the Company in March 2006.

22)	Mr. Schneider resigned from his employment with the Company effective June 30, 2007.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under our quarterly and annual bonus programs and our stock option plans.

Grant of Plan-Based Awards in Fiscal 2007

							All Other
							Option
					Estimated Future		Awards;		Exercise	Grant Date
					Payouts Under		Number of		or Base	Fair Value
		Estimated Future Payouts Under			Equity Incentive		Securities		Price of	of Stock
		Non-Equity Plan Awards(1)(2)			Plan Awards(3)		Underlying		Option	and Option
		Target	Maximum		Target		Options		Awards	Awards
Name	Grant Date	($)	($)		(#)		(#)(3)		($/share)	($)(4)

Felix Marx	10/22/2007	—	—		—		50,000	(5)	$2.98	$67,565
Chief Executive Officer	10/22/2007	—	—		—		10,000	(5)	$2.98	$13,513
	—	$27,283	$54,567		—		—		—	—
Stephan Rohaly	2/14/2007	—	—		20,000	(6)	—		$4.02	$40,176
Chief Financial Officer	3/23/2007	—	—		—		19,800	(7)	$4.34	$42,940
	—	$128,933	$264,029		—		—		—	—
Dr. Manfred Mueller	2/14/2007	—	—		20,000	(6)	—		$4.02	$40,176
Executive Vice President	3/23/2007	—	—		—		6,500	(7)	$4.34	$14,097
Strategic Sales and Business Development	—	$83,268	$170,639	(8)	—		—		—	—
Robert Schneider	2/14/2007	—	—		20,000	(6)	—		$4.02	$40,176
Former Chief Executive	3/23/2007	—	—		—		34,953	(7)	$4.34	$75,803
Officer	—	$94,534	$94,534		—		—		—	—

1)	Refers to the potential payouts for 2007 under our 2007 Plan, and in the case of Dr. Mueller, our Sales Commission Plan, as well as additional performance bonus targets established during 2007, as further discussed in Compensation Discussion and Analysis. “Target” amounts are calculated based on 100% achievement of quarterly target bonuses only. “Maximum” amounts reflect total potential payout based on 100% achievement of both quarterly and annual targets. In the case of Messrs. Schneider and Marx, potential bonuses amounts are prorated based on each executive’s length of employment with us during 2007. Actual bonus amounts paid to our executives for 2007 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2)	Amounts shown in dollars are converted from euros, in which currency our German-based executives are paid, and were derived using exchange rates that correspond to the period in which award payments would typically be made, which generally is the quarter after they were earned. Exchange rates used in this conversion are therefore: €0.745 per dollar for the second quarter of 2007, €0.736 per dollar for the third quarter of 2007, €0.701 per dollar for the fourth quarter of 2007 and €0.681 per dollar for the first quarter of 2008.

3)	During 2007, we granted options to our executives under our 1997 Stock Option Plan, our 2000 Stock Option Plan and our 2007 Stock Option Plan. All options have an exercise price that is the closing price of our common stock on the NASDAQ stock market on the date of grant and expire ten years from the date of grant, expect for options granted under our 2007 Stock Option Plan, which expire seven years from the date of grant.

4)	The grant date fair value of the options awards is calculated using the Black-Scholes-Merton valuation model using the following assumptions: a dividend rate of zero, an interest rate for the expected life of the option at the date of grant, an expected option life of 4.00 years, and volatility based on historical averages at the date of grant. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information about how we account for stock-based compensation.

5)	Reflects initial options to purchase shares of our common stock, granted upon joining the Company. These options vest 25% one year from the date of grant and then vest 1/48th per month for 36 months.

6)	Reflects performance-based incentive options tied to the achievement of operating profit in the first quarter of 2007. These options vest 100% one year from the date of grant.

7)	Reflects annual options that vest 1/12th per month commencing on the fourth anniversary of the date of grant.

8)	Under the Sales Commission Plan, there is no limit to the amount of bonus that can be earned for the achievement of revenue above target levels.

The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at the end of 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option	Option
		Options	Options		Exercise Price	Expiration
Name	Grant Date	(#) Exercisable	(#) Unexercisable		($)	Date

Felix Marx	10/22/2007	0	50,000	(1)	$2.98	10/22/2017
Chief Executive Officer	10/22/2007	0	10,000	(1)	$2.98	10/22/2014
Stephan Rohaly	3/14/2006	13,125	16,875	(1)	$3.21	3/14/2016
Chief Financial Officer	9/28/2006	50,000	0		$3.41	9/28/2016
	2/14/2007	0	20,000	(2)	$4.02	2/14/2017
	3/23/2007	0	19,800	(3)	$4.34	3/23/2017
Dr. Manfred Mueller	7/17/2001	20,000	0		$8.08	7/17/2011
Executive Vice President	4/16/2003	2,219	1,110	(3)	$3.31	4/16/2013
Strategic Sales and Business	4/16/2003	3,832	0		$3.31	4/16/2013
Development	9/16/2004	0	6,000	(3)	$2.78	9/16/2014
	9/16/2004	5,000	0		$2.78	9/16/2014
	7/27/2005	0	6,000	(3)	$3.08	7/27/2015
	2/02/2006	5,000	0		$3.23	2/02/2016
	7/05/2006	0	6,200	(3)	$3.03	7/05/2016
	9/28/2006	20,000	0		$3.41	9/28/2016
	2/14/2007	0	20,000	(2)	$4.02	2/14/2017
	3/23/2007	0	6,500	(3)	$4.34	3/23/2017
Robert Schneider	10/09/1998	30,000	0		$30.00	3/31/2008	(4)
Former Chief Executive	7/21/1999	30,000	0		$45.5625	3/31/2008	(4)
Officer	7/26/2000	30,000	0		$52.6250	3/31/2008	(4)
	12/01/2000	4,811	0		$4.68	3/31/2008	(4)
	7/17/2001	18,000	0		$8.08	3/31/2008	(4)
	7/17/2001	31,604	0		$8.08	3/31/2008	(4)
	9/16/2004	69,360	0		$2.78	3/31/2008	(4)
	12/11/2006	50,000	0		$3.27	3/31/2008	(4)
	4/16/2003	10,400	0		$3.31	3/31/2008	(4)

1)	Vests 25% after one year, then 1/48th vests monthly for 36 months.

2)	Vests 100% one year from date of grant.

3)	Vests 1/12th per month over one year, commencing four years from date of grant.

4)	Under the terms of the resignation and severance agreement with Robert Schneider, all outstanding options expired as of March 31, 2008.

Pension Benefits

We do not offer pension benefits and have, therefore, omitted the Pension Benefits table. As described in Compensation Discussion and Analysis, on behalf of our executives in Germany, we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law. These payments were detailed under the “All Other Compensation” column of the summary compensation table. Any use of the term “pension” in the Compensation Discussion and Analysis or the related tables are references to the government-managed pension program.

Termination/Change in Control Payments

The information below describes certain compensation that would have become payable under contractual arrangements assuming a (i) termination of employment, or (ii) a “Take Over” and termination of employment occurred on December 31, 2007, based upon the Named Executive Officers’ compensation and service levels as of such date.

We have entered into employment agreements containing severance, and in the case of Mr. Rohaly, change of control provisions, with each of our current executive officers. Below are the material terms of each agreement. None of our current or former executive officers included below are of retirement age and none of their respective agreements contain provisions for additional payments upon retirement. The Company does not offer our executive officers severance benefits in the case of death, disability or voluntary termination.

Employment Agreement with Felix Marx

On July 31, 2007, through our wholly owned subsidiary, SCM Microsystems GmbH, we entered into an employment agreement with Felix Marx, who became our Chief Executive Officer and Managing Director of SCM Microsystems GmbH, effective October 22, 2007. During the first six months of his employment, either Mr. Marx or SCM Microsystems GmbH may terminate the agreement and Mr. Marx’s employment with us upon at least three months’ prior written notice. Thereafter, either party may terminate the agreement with six months’ prior written notice. If Mr. Marx had been so terminated as of December 31, 2007, under his employment agreement, he would have been entitled to receive a salary payment of €60,000, or approximately $87,977, and a payment of approximately €4,180 for car leasing, or approximately $6,129, based on the average exchange rate for December 2007 of one dollar being equal to 0.682 euros. Additionally, under German labor practices, Mr. Marx might also have been entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including his length of service and perceived contributions to past or future company performance. Following any termination, under his employment agreement, Mr. Marx agrees to keep as secret all confidential information related to SCM, including but not limited to operational and business secrets and he is subject to a 2 year non-solicitation provision.

Employment Agreements with Stephan Rohaly

On March 14, 2006, through our wholly owned subsidiary, SCM Microsystems GmbH, we entered into an employment agreement with Stephan Rohaly, who became our Chief Financial Officer on March 21, 2006. Either Mr. Rohaly or SCM Microsystems GmbH may terminate the agreement and Mr. Rohaly’s employment with us upon at least six months’ prior written notice. Under the terms of his employment agreement, had Mr. Rohaly been terminated as of December 31, 2007 for reasons other than a Take Over (as described below), he would have been entitled to receive a salary payment of €120,000, or approximately $175,953, and a payment of approximately €10,455 for employee savings support and car leasing, or approximately $15,331, based on the average exchange rate for December 2007 of one dollar being equal to 0.682 euros. Additionally, under German labor practices, Mr. Rohaly might also have been entitled to receive quarterly or annual bonus payments, the amount of which would be determined based on a variety of factors, including his length of service and perceived contributions to past or future company performance.

On December 12, 2006, through SCM Microsystems GmbH, we entered into a supplemental employment agreement (the “Supplement”) with Mr. Rohaly, which provides Mr. Rohaly with the right to a severance payment under various circumstances following a “Take Over” of the Company, which is defined in the Supplement as the completed acquisition of the majority of voting stock of SCM Microsystems, Inc. or the completed acquisition of all or substantially all assets of the Company by a third party buyer.

Pursuant to the Supplement, Mr. Rohaly is eligible to receive a one-time severance payment equal to €174,000 in the event that we, or the buyer in a Take Over, terminate Mr. Rohaly’s employment for any reason other than “severe and avoidable conduct” or for “cause” within six months of such Take Over (the “Notice Period”). The severance amount is payable in a lump sum, through SCM Microsystems GmbH. The supplement further provides that Mr. Rohaly is eligible to receive the severance amount if, during the Notice Period following a Take Over, he gives ordinary notice of termination of his employment due to either a significant change in his tasks and responsibilities that is unacceptable to Mr. Rohaly, or a change in his place of employment to a location outside of Europe or to a location within Europe that is more than 100 kilometers from an international airport.

Mr. Rohaly’s rights to any Severance Amount provided for by the Supplement shall be terminated if, during the Notice Period, the Company, the buyer in a Take Over, or an affiliate of either, offers Mr. Rohaly a position with the surviving company that is monetarily similar or better compared to his current position and within Europe and not more than 100 kilometers from an international airport, regardless of whether or not he accepts such an offer. Had Mr. Rohaly been terminated due to a Take Over as of December 31, 2007, he would have been entitled to receive approximately $255,132, based on the average exchange rate for December 2007 of one dollar being equal to 0.682 euros.

Following any termination, under his employment agreement, Mr. Rohaly agrees to keep as secret all confidential information related to SCM, including, but not limited to, operational and business secrets.

On January 21, 2008, through our wholly owned subsidiary, SCM Microsystems GmbH, we entered into an employment agreement with Sour Chhor, who became our Executive Vice President, Strategy, Marketing and Engineering effective February 1, 2008. During the first six months of his employment, either Mr. Chhor or SCM Microsystems GmbH may terminate the agreement and Mr. Chhor’s employment with us upon at least one month’s prior written notice. Thereafter, either party may terminate Mr. Chhor’s employment with three months’ prior written notice. Mr. Chhor is also subject to the provisions of German labor practices concerning the payment of bonus following notice of termination as described above. Following any termination, under his employment agreement, Mr. Chhor agrees to keep as secret all confidential information related to SCM, including but not limited to operational and business secrets.

Employment Agreement with Dr. Manfred Mueller

On June 8, 2006, through our wholly owned subsidiary, SCM Microsystems GmbH, we entered into an amended employment agreement with Dr. Manfred Mueller, currently our Executive Vice President, Strategic Sales and Business Development. Either Dr. Mueller or SCM may terminate the agreement and Dr. Mueller’s employment with us upon at least six months’ prior written notice. Additionally, should Dr. Mueller be terminated without “cause,” he is also entitled to receive a severance payment at the time of termination equal to 12 months of his then-current base salary and target bonus, payable in a lump sum by SCM Microsystems GmbH. If Dr. Mueller had been so terminated as of December 31, 2007, he would have been entitled to receive a salary payment of €225,000, or approximately $329,912, a bonus payment of €90,000, or approximately $131.965 and a payment of approximately €12,250 for pension, employee savings support, unemployment and health insurance, and car leasing, or approximately $17,962. Figures in dollars are based on the average exchange rate for December 2007 of one dollar being equal to 0.682 euros.

Following any termination, under his employment agreement, Dr. Mueller agrees to keep as secret all confidential information related to SCM, including, but not limited to, operational and business secrets.

Resignation of Robert Schneider

On June 18, 2007, SCM Microsystems, Inc. and its wholly-owned subsidiary SCM Microsystems GmbH entered into a resignation and severance agreement with Robert Schneider. Under the terms of the Resignation Agreement, effective June 30, 2007 (the “Termination Date”), Mr. Schneider resigned from all of his positions with the Company, including Chief Executive Officer and Director of SCM Microsystems, Inc. and Managing Director of SCM Microsystems GmbH, and terminated his employment with the Company. Following the Termination Date, Mr. Schneider was awarded monthly payments equal to his current gross monthly salary of €29,166.67 for a period of thirty (30) months, for a total amount of €875,000, or approximately $1,183,087.50 based on an average exchange rate for June 2007 of one dollar being equal to 0.740 euros. Mr. Schneider also was entitled to receive a bonus for the period of fiscal 2007 prior to the Termination Date, and was consequently paid a bonus of $46,974, as determined by the Compensation Committee of the Board in accordance with the Company’s 2007 Plan. Following the Termination Date, all of Mr. Schneider’s outstanding unvested stock options continued to vest, in accordance with their respective vesting schedules, through December 31, 2007, and all vested and outstanding stock options remained exercisable until March 31, 2008, at which time they expired and were canceled.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, Mr. Koepf had a relationship requiring disclosure under Item 404 of Regulation S-K. Please see the section entitled “Certain Relationships and Related Transactions” of this Proxy Statement for additional information about this relationship.

In addition, Mr. Humphreys was formerly an executive officer of SCM, serving as SCM’s President and Chairman of the Board from July 1996 until December 1996 and as SCM’s President and Chief Executive Officer from December 1996 until April 2000.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of the Directors of the Company that the Compensation Discussion and Analysis be included for filing with the Securities and Exchange Commission in this Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2007, and the Board of Directors has approved such inclusion.

Compensation Committee

Dr. Hagen Hultzsch, Chairman
Werner Koepf
Simon Turner

April 29, 2008

2 The Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such report by reference, and such report will not otherwise be deemed to be soliciting material to be filed under such Acts.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including our 1997 Stock Plan, Director Plan, 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), 2000 Nonstatutory Stock Option Plan (the “Nonstatutory Plan”) and 2007 Stock Option Plan. Each of the 1997 Stock Plan, Director Plan and Employee Stock Purchase Plan expired in March 2007 and no additional awards will be granted under such plans.

(c)
Number of
	(a)		Securities Remaining
	Number of		Available for Future
	Securities to be	(b)	Issuance Under
	Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by stockholders(1)	1,149,779	$15.6991	1,479,170
Equity compensation plans not approved by security holders(2)	696,133	$3.2427	14,323
Total(3)	1,845,912	$11.0016	1,493,493

1)	Equity plans approved by stockholders consist of the 2007 Stock Option Plan, the 1997 Stock Plan, the Director Plan and the Employee Stock Purchase Plan.

2)	Equity plans not approved by stockholders consist of the Nonstatutory Plan.

3)	Does not include options to purchase an aggregate of 16,360 shares of common stock, 13,213 of which were awarded under Dazzle Multimedia plans prior to our acquisition of Dazzle Multimedia in 2000 and 3,147 of which were awarded under Shuttle Technologies plans prior to our acquisition of Shuttle Technologies in 1998. These options have a weighted average exercise price of $7.4646 and were granted under plans assumed in connection with transactions under which no additional options may be granted.

Material features of plans not approved by stockholders

Under the Nonstatutory Plan, non-qualified stock options may be granted to our employees, including officers, and to non-employee consultants. The plan’s administrators, as delegated by our Board of Directors, may set the terms for each option grant made under the plan, including the rate of vesting, allowable exercise dates and the option term of such options granted. The exercise price of a stock option under the Nonstatutory Plan shall be equal to the fair market value of our common stock on the date of grant. While our Board of Directors or its appointed committee may, at its discretion, reduce the exercise price of any option to the then current fair market value if the fair market value of the common stock covered by such option shall have declined since the date the option was granted, no such action has ever been taken by our Board of Directors. 750,000 shares are reserved for issuance under the Nonstatutory Plan, and options for 1,221,736 shares have been granted under the plan to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Audit Committee of our Board of Directors, among its other duties and responsibilities, reviews and monitors all related party transactions and in February 2007 adopted our “Related Party Transaction Policies and Procedures” (the “Policy”). Under the Policy, our Board of Directors is required to review and approve the material terms of all “Interested Transactions” involving a related party (including directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members), subject to certain exceptions. An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which

(1) the aggregate amount involved will or may be expected to exceed $100,000 per year or $30,000 in any quarter, (2) the Company is a participant and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). In determining whether to approve or ratify an Interested Transaction, our Board of Directors is required to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Exceptions to the Policy include Interested Transactions for which standing pre-approval has been authorized, such as the hiring of executive officers and the payment of compensation to directors, where such compensation is required to be disclosed in the Company’s annual, quarterly or current filings; transactions involving competitive bids; and regulated transactions, such as for the rendering of regulated services, for example with a public utility. At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review.

To ensure the Policy is being followed, we require each of our non-employee directors and each of our executive officers to provide and update information about related party relationships and related party transactions on a quarterly and annual basis. This information is reviewed by our Corporate Accounting personnel, which also reviews our sales and purchasing transactions on an ongoing basis to identify any transactions with known related parties.

Our Related Party Transaction Policy is in writing and has been communicated by management to our employees.

OTHER MATTERS

We do not intend to bring any matters before the Annual Meeting other than those set forth herein, and our management has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

SCM MICROSYSTEMS, INC.

Stephan Rohaly
Secretary

Fremont, California
April 29, 2008

SCM MICROSYSTEMS, INC.
PROXY FOR
2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of SCM MICROSYSTEMS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2008, and hereby appoints each of Werner Koepf and Stephan Rohaly as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders to be held at our U.S. office, at 41740 Christy Street, Fremont, California 94538, on July 1, 2008 at 10:00 a.m. local time, and any adjournment(s) and postponement(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote thereat if then and there personally present, on the matters in the manner set forth below:
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
[SEE REVERSE SIDE]

Annual Meeting Proxy Card

[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
Proposal 1 – Election of Directors
The Board of Directors recommends a vote “FOR” the election of the Nominees listed below.

	For	Withhold

01 – Steven Humphreys	☐	☐

02 – Stephan Rohaly	☐	☐

03 – Dr. Hans Liebler	☐	☐
Proposal 2 – Ratification of Independent Registered Public Accountants

The Board of Directors recommends a vote “FOR” the following proposal:	For	Against	Abstain

To ratify the appointment of Deloitte & Touche as the Company’s independent registered public accountants for the fiscal year ending December 31, 2008.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.
THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR ELECTION AS A DIRECTORS AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2008.
Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

SIGNATURE(S)                                                                                                           DATE
NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH HOLDERS SHOULD SIGN AND DATE THE DOCUMENT AND INDICATE THAT THEY ARE SIGNING AS JOINT TENANTS
MATERIALS ELECTION
☐    As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the left if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.

VOTE YOUR PROXY OVER
THE INTERNET OR BY TELEPHONE!
It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by choosing either option, you help us reduce postage and proxy tabulation costs.
OPTION 1: VOTE OVER THE INTERNET
1.	Read the accompanying Proxy Statement.

2.	Have your 12-digit control number located on your voting ballot available.

3.	Point your browser to http://www.proxyvote.com.

4.	Follow the instructions to cast your vote.
OPTION 2: VOTE BY TELEPHONE
1.	Read the accompanying Proxy Statement.

2.	Have your 12-digit control number located on your voting ballot available.

3.	Using a touch-tone phone, call the toll-free number shown on the voting ballot.

4.	Follow the recorded instructions.
YOUR VOTE IS IMPORTANT
Using the Internet or telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided.
Please do not return the enclosed paper ballot if you are voting using the Internet or telephone.